UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 8, 2006

On Assignment, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-20540	95-4023433
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

26651 West Agoura Road, Calabasas, California		91302
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (818) 878-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Agreement

Agreement

In connection with the medical resignation of Michael J. Holtzman disclosed under Item 5.02 of this Form 8-K, On Assignment and Mr. Holtzman entered into an Agreement dated as of December 8, 2006.  The Agreement provides for paid health and dental insurance coverage through December 31, 2006, a discretionary one-time payment in the amount of $375,000 as well as the scheduled vesting of certain stock options through December 31, 2006. All remaining unvested stock options and restricted stock grants have been terminated as of December 8, 2006.  The Agreement also includes a release by each of On Assignment and Mr. Holtzman of claims that either party may have against the other in respect of Mr. Holtzman’s employment with or resignation from the company.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 8, 2006, Mr. Holtzman, Senior  Vice President and Chief Financial Officer of On Assignment, announced by notice to the Board of Directors that he will resign from On Assignment due to medical reasons.  His resignation relates to all of his positions as an executive officer and employee of On Assignment and as an officer and director of On Assignment’s subsidiaries.  In accordance with the notice delivered to the Board of Directors, Mr. Holtzman’s resignation will be effective as of the close of business on December 8, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

On Assignment, Inc.

Date: December 13, 2006	/s/ Peter T. Dameris
Peter T. Dameris
Chief Executive Officer and President